EXHIBIT 99.2

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES CLOSING OF SENIOR NOTES OFFERING AND FINAL RESULTS OF TENDER OFFERS

INDIANAPOLIS, September 11, 2014 — Simon Property Group, Inc. (NYSE:SPG) announced that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), closed an underwritten public offering of $1.3 billion of senior unsecured notes.  The Company also provided the final results of the previously announced cash tender offers made by the Operating Partnership, for any and all of each series of its senior notes identified in the table below (the “Notes”) (for each series of Notes, an “Offer” and, collectively, the “Offers”).

The underwritten public offering which closed yesterday was comprised of $900.0 million aggregate principal amount of 3.375% notes due 2024 and $400.0 million of 4.250% notes due 2044.  Combined, the new issues of senior notes have a weighted average duration of 16.1 years and an average coupon rate of 3.64%.  The Operating Partnership intends to use the net proceeds of the offering and cash on hand to fund the redemption on September 30, 2014 of all $250.0 million outstanding principal amount of the 7.875% notes due 2016 issued by one of its subsidiaries and the purchase of the Notes in the Offers.

The total principal amount of Notes tendered and accepted for purchase pursuant to the Offers was approximately $1.32 billion, with a weighted average remaining duration of 1.7 years and a weighted average coupon rate of 5.60%. A charge of approximately $128 million, or $0.35 per share, to net income and Funds From Operations (“FFO”) is expected to be recorded in the third quarter of 2014 in connection with the Offers and the redemption of the 7.875% notes due 2016.

The Offers were made subject to the terms and conditions set forth in the Offer to Purchase, dated September 3, 2014 (the “Offer to Purchase”). The Offers expired at 5:00 p.m., New York City time, on Wednesday, September 10, 2014 (the “Expiration Time”).

The Operating Partnership was advised by the tender agent and information agent for the Offers that, as of the Expiration Time, the aggregate principal amount of each series of Notes specified in the table below was validly tendered and not withdrawn at or prior to the Expiration Time. The Operating Partnership was also advised that as of the Expiration Time, the aggregate principal amount of each series of Notes tendered and not withdrawn at or prior to the Expiration Time represented the percentages of the Notes outstanding specified in the table below.

Notes	CUSIP Number	Principal Amount Outstanding	Percent Tendered of Outstanding	Principal Amount Tendered	Principal Amount Accepted	Aggregate Total Consideration(1)	Financing Condition Acceptance Priority Level
5.875% Notes due 2017	828807BV8	$500,000,000	58.51%	$292,547,000	$292,547,000	$324,909,118	1
5.25% Notes due 2016	828807BW6	$650,000,000	43.96%	$285,724,000	$285,724,000	$314,403,070	2
6.10% Notes due 2016	828807BT3	$400,000,000	59.18%	$236,702,000	$236,702,000	$260,170,477	3
5.75% Notes due 2015	828807BP1	$600,000,000	38.89%	$233,365,000	$233,365,000	$249,306,681	4
5.10% Notes due 2015	828807BM8	$600,000,000	45.53%	$273,184,000	$273,184,000	$286,382,430	5

(1) For each series of Notes, the aggregate total consideration (the applicable Purchase Price together with accrued and unpaid interest from, and including, the last interest payment date for such series of Notes to, but excluding, the Settlement Date (as defined below)) to be paid in respect of all Notes of such series accepted for purchase. Amounts rounded to the nearest dollar.

The Offer for each series of Notes was conditioned upon the satisfaction of certain conditions, including a financing condition. The financing condition was met with respect to the 5.875% Notes due 2017, the 5.25% Notes due 2016 and the 6.10% Notes due 2016, and it was waived with respect to the 5.75% Notes due 2015 and the 5.10% Notes due 2015. The Operating Partnership accepted for payment all Notes of each series validly tendered and not validly withdrawn at or prior to the Expiration Time.

Payment for Notes accepted pursuant to the Offers will be made on the expected settlement date, which is today, September 11, 2014 (the “Settlement Date”). On the Settlement Date, for each series of Notes for which the Financing Condition was satisfied or waived, the Operating Partnership will pay holders who validly tendered and did not withdraw their Notes at or prior to the Expiration Time the applicable Purchase Price, plus accrued and unpaid interest from, and including, the last interest payment date for such series of Notes to, but excluding, the Settlement Date.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase any Notes.

Cautionary Statement Regarding Forward-Looking Statements

In this communication we have made forward-looking statements concerning our plans for the use of proceeds of the public offering of senior notes and the settlement of the Offers, which are subject to risks and uncertainties, including the risks identified in the reports we file with the Securities and Exchange Commission.

About Simon

Simon Property Group, L.P. is the majority-owned operating partnership subsidiary of Simon Property Group, Inc. (NYSE:SPG), an S&P 100 company and a global leader in retail real estate ownership, management and development. Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales.